UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

AXION POWER INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	65-0774638
(State of incorporation)	(I.R.S. Employer Identification No.)

3601 Clover Lane New Castle, PA	16105
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $.005 par value per share	The NASDAQ Stock Market LLC
Series A Warrants to purchase Common Stock	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:  Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:  None

Explanatory Note

This Registration Statement on Form 8-A of Axion Power International, Inc. replaces Axion Power International, Inc.’s (f/k/a Tamboril Cigar Co.) Registration Statement on 10-SB previously filed with the Securities and Exchange Commission (the “Commission”) on May 15, 1997 (the “Prior 10-SB”). The NASDAQ Stock Market LLC has approved the Common Stock and Warrants of the Registrant for listing and trading on the NASDAQ Capital Market and the Common Stock and Warrants of the Registrant are expected to begin trading on such market on October 24, 2014, under the trading symbols AXPW and AXPWW, respectively. As a result of the listing of Axion Power International, Inc.’s Common Stock and Warrants on the NASDAQ Capital Market, the Common Stock and Warrants are hereby registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) rather than, in the case of the Common Stock previously, Section 12(g) of the Exchange Act. References in this Registration Statement to “Axion,” “we,” “us,” or “our” refer to Axion Power International, Inc.

ITEM 1. DESCRIPTION OF SECURITIES TO BE REGISTERED.

Axion hereby incorporates by reference the description of its Common Stock, par value $.005 per share, and Warrants to be registered hereunder contained under the heading “Description of Securities” in the Registrant’s Registration Statement on Form S-1 (File No. 333-197978), as originally filed with the Securities and Exchange Commission (the “Commission”) on August 8, 2014, as subsequently amended (the “Registration Statement”), and in the prospectus included in the Registration Statement to be filed separately by the Registrant with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which prospectus shall be deemed to be incorporated by reference herein.

ITEM 2. EXHIBITS

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed, because no other securities of the Registrant are registered on the NASDAQ Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 23, 2014
AXION POWER INTERNATIONAL, INC.

	By:	/s/ David DiGiacinto
David DiGiacinto
Chief Executive Officer